Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Form 1-A of our report dated April 28, 2021, relating to the financial statements of Mystic Holdings, Inc., appearing in the Offering Circular which is a part of such Offering Statement, and to the reference to us under the heading “Experts” in such Offering Circular.

/s/ K.K. Mehta CPA Associates PLLC
Garden City, New York
September 9, 2021